Calculation of Filing Fee Tables
S-8
Phoenix Education Partners, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	105,882	$ 33.00	$ 3,494,106.00	0.0001381	$ 482.54
2	Equity	Common Stock, par value $0.01 per share	Other	4,930,195	$ 8.61	$ 42,448,978.95	0.0001381	$ 5,862.20
3	Equity	Common Stock, par value $0.01 per share	Other	4,063,233	$ 33.00	$ 134,086,689.00	0.0001381	$ 18,517.37
4	Equity	Common Stock, par value $0.01 per share	Other	812,646	$ 28.05	$ 22,794,720.30	0.0001381	$ 3,147.95
Total Offering Amounts:						$ 202,824,494.25		$ 28,010.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 28,010.06
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, the registration statement on Form S-8 to which this exhibit relates shall also cover any additional shares of common stock, par value $0.01 per share (the "common stock"), of Phoenix Education Partners, Inc. that become issuable by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of common stock.

[2]	See note 1 above.

[3]	See note 1 above.

[4]	See note 1 above.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A